UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2014

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33092

Delaware	04-2825458
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 14, 2014, LeMaitre Vascular, Inc. (the “Company”) and LeMaitre Vascular Pty Ltd, a subsidiary of the Company, entered into an agreement for the acquisition of 100% of the outstanding shares of Xenotis Pty Ltd (“Xenotis”). Xenotis is the parent company of Bio Nova International, the producer and marketer of the Omniflow II vascular graft for lower extremity bypass and AV access. The parties consummated the acquisition on the same date. The consideration paid to the selling shareholders of Xenotis consists of: (i) AUD$5,500,000 paid at closing and (ii) AUD$1,500,000 payable following the first anniversary of the closing date. Additionally, there is a mechanism for a purchase price adjustment based on the net tangible assets of Xenotis at closing.

The agreement contains customary representations and warranties and covenants of the selling shareholders. Additionally, for a period of five years following the closing date, the selling shareholders have agreed not to engage in certain competitive activities with respect to the business sold. The selling shareholders are obligated, subject to certain limitations, to indemnify the Company for certain customary and other specified matters, including breaches of representations, warranties and covenants and for certain liabilities.

The foregoing description of the agreement is not complete and is qualified in its entirety by reference to the full text of such document, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2014.

Item 7.01.	Regulation FD Disclosure

On August 18, 2014, the Company issued a press release announcing the matters described in Item 1.01 of this Current Report on Form 8-K. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for any purpose.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished with this Current Report on Form 8-K:

Exhibit	Document Description

99.1	Press Release dated August 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: August 19, 2014	By:	/s/ David B. Roberts
David B. Roberts
President

EXHIBIT INDEX

Exhibit No.	Description

EX-99.1	Press Release dated August 18, 2014